FOR IMMEDIATE RELEASE

Sara Lee Corporation Announces Retirement of Chief Financial Officer
Theo de Kool at the End of Fiscal 2009

Company launches immediate search for successor

DOWNERS GROVE, Ill. – December 18, 2009 – Sara Lee Corp. (NYSE: SLE) today announced that L.M. (Theo) de Kool, executive vice president and chief financial officer (CFO), will retire at the end of the current fiscal year in June 2009. The company has launched an immediate search to replace de Kool.

“It has been a privilege to work at Sara Lee for the past 18 years and I am proud of the highly capable Finance, IT and Procurement teams we have built,” said de Kool. “I am committed to continuing my responsibilities at Sara Lee throughout the remainder of the year and working with senior management and the board of directors to ensure a smooth transition.”

“It’s been a pleasure to work side-by-side with Theo over the past several years and I am enormously thankful for his many contributions,” said Brenda Barnes, chairman and chief executive officer, Sara Lee Corp. “Theo has my full support as he begins this new chapter in his life and I have confidence in the organization he has helped create.”

Mr. de Kool began his career with Sara Lee in 1990, serving as vice president of finance for the Household and Personal Care division of Sara Lee/DE N.V., a Dutch subsidiary of Sara Lee. In 1995, he was named chief financial officer and a member of the board of management of Sara Lee/DE, and was made vice president of Sara Lee Corporation in 1996.  Mr. de Kool was named an executive vice president and chief financial officer of Sara Lee in January 2002 and has held his current position since February 2005.

About Sara Lee Corporation
Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. Collectively, these brands generate more than $13 billion in annual net sales covering approximately 200 countries. The Sara Lee community consists of 44,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

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